Date 2018

AUSTRALIAN BOUTIQUE SPIRITS PTY LTD

AND

ELEGANCE SPIRITS, INC

AGREEMENT FOR THE ASSIGNMENT OF INTELLECTUAL PROPERTY

Carmody Lawyers
353 New South Head Rd
Double Bay NSW 2028
Email: markc@ruleoflaw.com.au
Ref: MJC:JED:11949

Table of contents

THIS AGREEMENT dated day of 2018

BETWEEN **Australian Boutique Spirits Pty Ltd ACN 625 701 420** of Level 26, 1-7 Bligh Street, Sydney New South Wales, Australia (**Assignor**)

AND **Elegance Spirits, Inc** of 8500 Wilshire Blvd, suite 700B, Beverly Hills, USA 90211 (**Assignee**)

RECITALS

A. The Assignor owns or has been involved in the creation of the Intellectual Property.

B. To the extent that the Assignee is not already the owner of the Intellectual Property, the Assignor has agreed to assign to the Assignee, and the Assignee agrees to accept, all the Assignor's right, title and interest in the Intellectual Property on the terms and conditions set out in this document.

OPERATIVE PART

1. Interpretation

This agreement is governed by the laws of New South Wales and the parties submit to the non-exclusive jurisdiction of the courts of that jurisdiction.

In the interpretation of this agreement:

(a) References to legislation or provisions of legislation include changes or re-enactments of the legislation and statutory instruments and regulations issued under the legislation;

(b) Words denoting the singular include the plural and vice versa, words denoting individuals or persons include bodies corporate and vice versa, references to documents or agreements also mean those documents or agreements as changed, novated or replaced, and words denoting one gender include all genders;

(c) Grammatical forms of defined words or phrases have corresponding meanings;

(d) Parties must perform their obligations on the dates and times fixed by reference to the capital city of New South Wales;

(e) Reference to an amount of money is a reference to the amount in the lawful currency of the Commonwealth of Australia;

(f) If the day on or by which anything is to be done is a Saturday, a Sunday or a public holiday in the place in which it is to be done, then it must be done on the next business day;

(g) References to a party are intended to bind their executors, administrators and permitted transferees; and

(h) Obligations under this agreement affecting more than one party bind them jointly and each of them severally.

2. Definition

(a) Act means the *Copyright Act 1968* (Cth) as amended from time to time.

(b) Assignment Date means the date in **item 1 of the schedule**.

(c) Documentation means Documents, manuals, notes, user guides, functional and technical manuals drawings, specifications, data, reports and designs developed or produced by the Assignor relating to or in connection with the Intellectual Property or any product or service incorporating the Intellectual Property.

(d) Intellectual Property means all intellectual property rights of the Assignor whether now existing or created after the Assignment Date including copyright and neighbouring rights, registered and unregistered trade and service marks, business and domain names, all rights in relation to inventions (including patents and patent applications), designs, plant varieties, circuit layouts, confidential information, trade secrets, know how, research data, recipes, formulae, discoveries and any other intangible proprietary rights whether registered or not arising from intellectual activity related in any way to the invention, software, plant variety, circuit layouts, products or services described in **item 2 of the schedule**.

(e) Moral rights mean moral rights under Part IX of the Act or any other analogous rights, that exist, or that may come to exist, anywhere in the world.

3. Assignment

(a) The Assignor assigns to the Assignee all of the Assignor's property, right, title and interest (both legal and beneficial) in the Intellectual Property, together with any associated common law rights arising from the use of the Intellectual Property with effect on and from the Assignment Date.

(b) The assignment in clause 3(a) includes any rights of the Assignor to take legal action against any third party for intellectual property infringement or any other cause of action in connection with the Intellectual Property.

(c) The Assignor agrees to provide to the Assignee a complete and up-to-date version of the Documentation in existence at the signing date of this agreement, on the signing of this agreement and for all future Intellectual Property developed by the Assignor, as and when created.

(d) The obligations in this clause 3 survive expiration or termination of this agreement.

4. Consideration

In consideration of the assignment and other obligations in this agreement, the Assignee agrees to pay the Assignor the sum of US$800,000 (eight hundred thousand United States dollars) exclusive of GST, within 7 (seven) days of the Assignee receiving US $800,000 from its SEC registration Regulation A+ Offering in the United States.

5. Assignor's obligations

(a) The Assignor will, at the Assignee's request, execute all documents, forms and authorisations, and depose to or swear any declarations, oaths or affidavits as may be required to effect the registration of the Intellectual Property in the name of the Assignee.

(b) The Assignor agrees and undertakes to provide the Assignee (at its request) with all such reasonable assistance with any proceedings which may be brought by or against the Assignee against or by any third party in relation to the Intellectual Property.

(c) The obligations in this clause 5 survive expiration or termination of this agreement.

6. Moral rights

(a) In respect of all Intellectual Property comprising copyright works (**Works**), the Assignor:

(i) consents and authorises the Assignee, its assignees, licensees and successors in title (**Third Parties**) to exercise all copyright rights subsisting in those Works including, but limited to, the right to use, deal with, publicly perform, communicate, reproduce, transmit, publish, exhibit, modify or adapt those Works:

(A) without attribution of authorship;
(B) bearing the Assignee's name; and
(C) even if the exercise of such rights constitutes 'derogatory treatment' under section 195AJ of the Act which may be prejudicial to those Works;

(ii) grants the Assignee and each of the Third Parties an unconditional and irrevocable waiver (to the extent permitted by law) of all and any moral rights in respect of the Works to which the author may be or may become entitled to overseas; and

(iii) acknowledges and agrees that:

(A) failure to identify the author as the author of the Works by the Assignee or any of the Third Parties shall not constitute an infringement of the author's right of attribution of authorship;

(B) the consents and waivers in this clause are genuinely given and not obtained from the author by duress or by the making of any false or misleading statement by the Assignor;

(C) in addition to entering into this agreement in its own capacity, the Assignee enters into this agreement as agent for and on behalf of each of the Third Parties for the purpose of each of them enjoying the benefit of the consents, rights and acknowledgements referred to in this clause 6; and

(D) the Assignee hereby communicates to the Assignor acceptance of the benefit of the consents, rights and acknowledgements referred to in this clause 6 for and on behalf of each of the Third Parties.

(b) If the Assignor engaged other individuals in creating the Works the Assignor must procure from every author who created, developed, or adapted any material, product, information, documentation or other deliverables forming part of the Works, consents, authorisations, waivers and acknowledgements and agreements in the same terms as are set out in clause 6(a) for the benefit of the Assignee and the Third Parties.

7. Dispute resolution

(a) The parties must, during and after the term of this agreement, without delay and in good faith, attempt to resolve any dispute which arises out of or in connection with this agreement prior to commencing any proceedings.

(b) If a party requires resolution of a dispute during or after the term of this agreement, it must do so in accordance with the provisions of this clause and the parties acknowledge that compliance with these provisions is a condition precedent to any entitlement to claim relief or remedy, whether by way of proceedings in a court of law or otherwise in respect of such disputes, except in the case of applications for urgent interlocutory relief or a breach by the other party of this clause.

(c) The existence of a dispute or the commencement of proceedings does not affect the obligation of the parties to continue to perform their obligations under this agreement.

(d) If a party requires resolution of a dispute it must immediately submit full details of the dispute to the chief executive officer of the other party.

(e) If the dispute is not resolved within one month of submission of the dispute to them, or such other time as they agree, a party may commence proceedings in respect of the dispute.

8. Further assurance

Each party must sign all documents and do all things that another party from time to time reasonably requests to effect, perfect or complete this agreement.

9. Rights

The rights of the Assignor under this agreement are personal. The Assignor may not assign, charge, transfer or otherwise encumber or dispose of any of their rights under this agreement unless the prior written consent of the other party has been obtained, which consent can only be withheld on reasonable grounds.

The Assignee may assign, charge, transfer or otherwise encumber or dispose of any of its rights under this agreement with the consent of the Assignor.

10. Entire agreement

This agreement embodies the entire understanding and agreement between the parties as to its subject matter.

11. Notices

A notice or other communication to a party must be in writing and delivered to that party or that party's practitioner in one of the following ways:

(a) Delivered personally; or

(b) Posted to their address when it will be treated as having been received on the second business day after posting; or

(c) Faxed to their facsimile number when it will be treated as received when it is transmitted; or

(d) Sent by email to their email address when it will be treated as received when it enters the recipient's information system.

12. Counterparts

This agreement may be executed in any number of counterparts each of which will be an original but such counterparts together will constitute one and the same instrument and the date of the agreement will be the date on which it is executed by the last party.

13. Costs

Each party will pay their own costs in relation to this agreement.

SCHEDULE

Item 1:

Assignment Date:

Item 2:

The Elegance Vodka product including but not limited to:

(a) Elegance Vodka formulation (including but not limited to the description of the formulation in annexure "A" to this agreement), recipe, and method and manufacture;

(b) Elegance Vodka branding;

(c) Elegance Vodka packaging designs including but not limited to the Diamond Bottle, Gold Base, Diamond Cap and Gift Box, the design of which are in annexure "A" to this agreement;

(d) Details of suppliers.

Execution page

SIGNED AS AN AGREEMENT

EXECUTED BY AUSTRALIAN BOUTIQUE SPIRITS PTY LTD ACN 625 701 420 pursuant to section 127 of the Corporations Act 2001:	))	.... Sole Director/Secretary Name: Amit Beri

EXECUTED BY ELEGANCE SPIRITS, INC.:	))	.... Office Held CEO Name: A.L. BERI